Exhibit 99.1

FOR IMMEDIATE RELEASE

ESSEX RENTAL CORP. ANNOUNCES RESTATEMENT OF 2010 RESULTS TO REFLECT CORRECTIONS OF ERRORS IN ACCOUNTING FOR INCOME TAXES

BUFFALO GROVE, IL – May 5, 2011 – Essex Rental Corp. (Nasdaq: ESSX) ("Essex") today announced that the Audit Committee of the Board of Directors, based on the recommendation of management and following discussions with the Company’s independent registered public accounting firm, concluded that the financial statements for the year ended December 31, 2010 (the “2010 Financial Statements”) included in the Company’s Annual Report on Form 10-K for the year then ended (the “2010 Annual Report”) should no longer be relied upon as a result of an error contained therein that relates to the understatement  of the Company’s estimate of net deferred state tax liabilities resulting from the acquisition of Coast Crane and an overstatement of valuation allowances related to state net operating losses.

The anticipated impacts of the restatement for the year ended December 31, 2010 are a net $1.8 million increase in the Company’s deferred state tax liabilities at December 31, 2010 and an increase in tax expense and accordingly, net loss by the same amount for 2010.  Also, both basic and diluted loss per share is anticipated to increase from $(0.59), as originally disclosed in the 2010 Annual Report, to $(0.71) per share, as restated.  The restatement has no impact on the Company’s cash flows from operations for the year ended December 31, 2010 as previously reported in the statement of cash flows in the Company’s 2010 Annual Report or the Company’s cash or liquidity as of that date.

A more comprehensive description of the error is discussed within a current report on Form 8-K filed with the Securities and Exchange Commission on May 5, 2011.  A copy of the filing is also available on the Company’s investor relations section of its website at www.essexrentalcorp.com.

About Essex Rental Corp.

Essex, through its subsidiaries, Essex Crane Rental Corp. and Coast Crane Company, is one of North America's largest providers of rental and distribution for mobile cranes (including lattice-boom crawler cranes, truck cranes and rough terrain cranes), self-erecting cranes, stationary tower cranes, elevators and hoists, and other lifting equipment used in a wide array of construction projects. In addition, the Company provides product support including installation, maintenance, repair, and parts and services for equipment provided and other equipment used by its construction industry customers. With a fleet of over 1,000 cranes and other construction equipment and unparalleled customer service and support, Essex supplies a wide variety of innovative lifting solutions for construction projects related to power generation, petro-chemical, refineries, water treatment and purification, bridges, highways, hospitals, shipbuilding, offshore oil fabrication and industrial plants, and commercial and residential construction.

Some of the statements in this press release and other written and oral statements made from time to time by Essex and its representatives are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent and belief or current expectations of Essex and its management team and may be identified by the use of words like "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek", the negative of these terms or other comparable terminology. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from Essex's expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, the possibility of a change in demand for the products and services that Essex provides, intense competition which may require us to lower prices or offer more favorable terms of sale, our reliance on third party suppliers, our indebtedness which could limit our operational and financial flexibility, global economic factors including interest rates, general economic conditions, geopolitical events and regulatory changes, our dependence on our management team and key personnel, as well as other relevant risks detailed in our Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission and available on our website, www.essexcrane.com. The factors listed here are not exhaustive. Many of these uncertainties and risks are difficult to predict and beyond management's control. Forward-looking statements are not guarantees of future performance, results or events. Essex assumes no obligation to update or supplement forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results or financial conditions, or otherwise.

This press release includes references to EBITDA before rental equipment sales, an unaudited financial measure of performance which is not calculated in accordance with generally accepted accounting principles, or GAAP.  While management believes that the presentation of EBITDA before rental equipment sales serves to enhance understanding of Essex's operating performance, EBITDA before rental equipment sales should be considered in addition to, but not as substitutes for, or more meaningful than, income from operations, the most directly comparable GAAP measures, as an indicator of Essex's operating performance.  EBITDA before rental equipment sales has been presented as a supplemental disclosure because EBITDA is a widely used measure of performance and basis for valuation.  A reconciliation of EBITDA before rental equipment sales to income from operations is included in the financial tables accompanying this release.

CONTACT:	-OR-	INVESTOR RELATIONS:
Essex Rental Corp.		The Equity Group Inc.
Martin Kroll		Melissa Dixon
Chief Financial Officer		Senior Account Executive
(847) 215-6502 / mkroll@essexcrane.com		(212) 836-9613 / mdixon@equityny.com
Devin Sullivan
Senior Vice President
(212) 836-9608 / dsullivan@equityny.com